Exhibit 10.5
AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
     AMENDMENT, dated May 7, 2008, to the Delphi Financial Group, Inc. (the “Company”) Employee Stock Purchase Plan, as amended to date (the “Plan”).
     By action of the Board of Directors of the Company duly taken on the above-referenced date, the Plan is hereby amended as follows:
     1. The text of Section 15 of the Plan is hereby amended and restated in its entirety to read as follows:
     “15. Effect of Certain Changes. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan (the “Reserve”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall automatically be proportionately adjusted for any change in or increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or similar capital adjustment or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.”
     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the Company’s behalf.

DELPHI FINANCIAL GROUP, INC.
By:	/s/ Chad W. Coulter
Chad W. Coulter
Secretary